UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2006

PEMSTAR INC.

(Exact name of registrant as specified in its charter)

Minnesota	000-31223	41-1771227
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

3535 Technology Drive N.W., Rochester, Minnesota 55901

(Address of principal executive offices)

Registrant’s telephone number, including area code: (507) 288-6720

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 10, 2006, Pemstar Inc. (the “Company”) issued a press release in which it announced the execution of the Amended and Restated Loan and Security Agreement dated July 3, 2006 by and among, the Company, Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), Wachovia Capital Markets, as Arranger, and the other lenders from time to time made a party to the agreement (the “Agreement”). The Agreement amends and restates the Company’s existing loan and security agreement with these parties dated April 23, 2003, including all of the 16 amendments to that agreement entered into since April 23, 2003. In addition to compiling all of the amendments to the prior agreement, the Agreement also reflects certain additional amendments to the credit arrangements. The Agreement reflects the following primary changes from the credit arrangements under the prior agreement as amended:

•	Increases the Revolving Loan Commitment from $40 million to $45 million and decreases the Tranche B Loan Commitment from $10.5 million to $9 million.

•	Extends the maturity date of the Agreement by one year to October 19, 2010.

•	Reduces the interest rate on the Revolving Loans to prime rate plus a range from 0% to 0.75%, depending on Company liquidity; or to LIBOR plus a range from 2.00% to 2.75%, depending on Company liquidity.

•	Reduces the interest rate on the Tranche B Loans to prime rate plus 4.75% from prime rate plus 6.00%.

•	Increases the monthly payments on the Tranche B Loans to $400,000 per month from $250,000 per month.

Item 9.01 Financial Statements and Exhibits.

(c) The following exhibits are being filed as part of this report:

99.1	Amended and Restate Loan and Security Agreement dated July 3, 2006 by and among Pemstar Inc., Wachovia Capital Finance Corporation (Central), Wachovia Capital Markets, as Arranger, and the other lenders from time to time made a party thereto.

99.2	Press release dated July 10, 2006 related to execution of domestic financing arrangements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

July 10, 2006	PEMSTAR INC.

	By:	/s/ Greg S. Lea
Gregory S. Lea, Executive Vice President and
Chief Financial Officer